Exhibit 10.2

GUARANTY AGREEMENT

This GUARANTY AGREEMENT dated as of December 11, 2012, executed and delivered by each of the undersigned, whether one or more, (“Guarantor”), in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Bridge Credit Agreement dated as of even date herewith by and among THE GC NET LEASE (REDMOND) MEMBER, LLC, a Delaware limited liability company and certain affiliated entities (collectively, the “Borrower”), the financial institutions party thereto and their assignees in accordance therewith (the “Lenders”), and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Bridge Credit Agreement”) and (b) the Lenders.

WHEREAS, pursuant to the Bridge Credit Agreement, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Bridge Credit Agreement;

WHEREAS, the Borrower and Guarantor, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Bridge Credit Agreement and, accordingly, Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, Guarantor’s execution and delivery of this Guaranty is one of the conditions precedent to the Administrative Agent and the Lenders making, or continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees as follows:

Section 1. Guaranty. Guarantor hereby absolutely and unconditionally guaranties the due and punctual payment and performance of all of the following when due (collectively referred to as the “Obligations”): (a) all indebtedness and obligations owing by the Borrower to any of the Lenders or the Administrative Agent under or in connection with the Bridge Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans made by the Lenders to the Borrower under the Bridge Credit Agreement and the payment of all interest, fees, charges, reasonable attorneys fees and other amounts payable to any Lender or the Administrative Agent thereunder or in connection therewith (including any Hedging Agreement) in each case without regard to any cross default or cross collateralization contained therein; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; and (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders or the

Administrative Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder. This Guaranty shall be deemed pari passu with that certain Amended and Restated Guaranty dated November 18, 2011 executed by the Guarantor in favor of KeyBank National Association, as administrative agent under that certain Amended and Restated Credit Agreement dated November 18, 2011 entered into by certain subsidiaries of the Guarantor as Borrower.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of Guarantor for its own account. Accordingly, the Lenders and the Administrative Agent shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Lenders or the Administrative Agent may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Administrative Agent which may secure any of the Obligations. In this connection, Guarantor hereby waives the right of such Guarantor to require any holder of the Obligations to take action against the Borrower as provided by any legal requirement of any Governmental Authority.

Section 3. Guaranty Absolute. Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any legal requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and final payment and performance of the Obligations), including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)(i) any change in the amount, interest rate or due date or other term of any of the Obligations; (ii) any change in the time, place or manner of payment of all or any portion of the Obligations; (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Bridge Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Obligations; or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Bridge Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Obligations or any other instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Bridge Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Administrative Agent or the Lenders of any security for the Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Obligations;

(d) any settlement or compromise of any of the Obligations, any security therefor, or any liability of any other party with respect to the Obligations, or any subordination of the payment of the Obligations to the payment of any other liability of the Borrower;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other Guarantor, the Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any nonperfection of any security interest or other Lien on any of the collateral securing any of the Obligations;

(g) any act or failure to act by the Borrower or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(h) any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor hereunder.

Section 4. Action with Respect to Obligations. The Lenders and the Administrative Agent may in accordance with the Bridge Credit Agreement, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Bridge Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Person liable in any manner for the payment or collection of the Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders or the Administrative Agent shall elect in accordance with the Bridge Credit Agreement.

Section 5. Intentionally Omitted.

Section 6. Intentionally Omitted

Section 7. Waiver. Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Administrative Agent and/or the Lenders are prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Administrative Agent and/or the Lenders shall be entitled to receive from Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Obligations. Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, with respect to any Obligations if at any time payment of any such Obligations is rescinded or otherwise must be restored by the Administrative Agent and/or the Lenders upon the bankruptcy or reorganization of the Borrower or any Guarantor or otherwise.

Section 10. Subrogation. Until all of the Obligations shall have been indefeasibly paid in full, any right of subrogation a Guarantor may have shall be subordinate to the rights of Administrative Agent and the Lenders and Guarantor hereby waives any right to enforce any remedy which the Administrative Agent and/or the Lenders now have or may hereafter have against the Borrower, and Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and the Lenders to secure payment or performance of any of the Obligations.

Section 11. Payments Free and Clear. All sums payable by Guarantor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes (as defined in the Bridge Credit Agreement) or Other Taxes (as defined in the Bridge Credit Agreement); provided that if any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Guarantor shall make such deductions; and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority (as defined in the Bridge Credit Agreement) in accordance with applicable law.

Section 12. Set-off. Guarantor hereby grants to Administrative Agent, on behalf of the Lenders, a security interest in and lien on all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Administrative Agent to or for the credit or the account of any Guarantor. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding any funds held by the Borrower on behalf of tenants or held by affiliates of Borrower or Guarantor on behalf of third parties) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Lender then due and payable. Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the applicable provisions of the Bridge Credit Agreement, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Lenders that all obligations and liabilities of the Borrower or any other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower or any other Guarantor (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations; provided, however, that payment thereof may be made so long as no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from the Borrower or any other Guarantor on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of Guarantor, the Administrative Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions.” Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor nor any other Person shall have any right or claim under this Section as against the Administrative Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower, of the other Guarantors and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or any Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Financial Covenants.

The Guarantor and the Revolver Borrower shall have and maintain, on a consolidated basis in accordance with GAAP, tested as of the close of each fiscal quarter:

(a) a Total Leverage Ratio no greater than sixty five percent (65%) at all times;

(b) an Interest Coverage Ratio of not less than 1.85:1.00 at all times;

(c) a Fixed Charge Coverage Ratio of not less than 1.60:1.00 at all times;

(d) a Liquidity equal to or greater $3,000,000.00;

(e) a Tangible Net Worth of at least (i) $50,000,000.00, plus (ii) eighty percent (80%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Credit Party (as defined in the Revolver Credit Agreement)) received by the Guarantor or the Revolver Borrower at any time from the issuance of stock (whether common, preferred or otherwise) of the Guarantor or the Revolver Borrower after the date of the Revolver Credit Agreement, plus one hundred percent (100%) of the amount of equity in any properties contributed to the Guarantor after the Effective Date (as defined in the Revolver Credit Agreement), at all times;

(f) the ratio of (i) the Indebtedness that bears interest at a varying rate of interest or that does not have the interest rate effectively fixed pursuant to a Hedging Agreement, to (ii) the Indebtedness, shall not exceed thirty percent (30%), with the Revolver Borrower having five (5) Business Days after the Effective Date (as defined in the Revolver Credit Agreement) to enter into a Hedging Agreement with the Administrative Agent in order to establish compliance with this covenant.

Section 17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 18. Jurisdiction; Venue; JURY WAIVER.

(a) Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in Boston, Massachusetts and in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantor or its properties in the courts of any jurisdiction.

(a) Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 19. Loan Accounts. The Administrative Agent may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of Obligation or otherwise, the entries in such account shall be binding upon Guarantor as to the outstanding amount of such Obligations and the amounts paid and payable with respect thereto absent manifest error. The failure of the Administrative Agent to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 20. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or the Lenders in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or the Lenders of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to any Guarantor shall be deemed to include the Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders and the Administrative Agent may, in accordance with the applicable provisions of the Bridge Credit Agreement, assign, transfer or sell any Obligation, or grant or sell participation in any Obligations, to any Person or entity without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying such Guarantor’s obligations hereunder. Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any assignee, transferee or participant of any financial or other information regarding the Borrower or any Guarantor. Guarantor may not assign or transfer its obligations hereunder to any Person.

Section 22. Amendments. This Guaranty may not be amended except as provided in the Bridge Credit Agreement.

Section 23. Payments. All payments made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the place and time provided for in the Bridge Credit Agreement on the date one (1) Business Day after written demand therefor to such Guarantor by the Administrative Agent.

SECTION 24. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER AND UNDER OTHER LOAN DOCUMENTS SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, GUARANTOR (BUT NOT ITS LIMITED PARTNERS, SHAREHOLDERS OR MEMBERS) CONFIRMS THAT IT (BUT NOT ITS LIMITED PARTNERS, SHAREHOLDERS OR MEMBERS) IS LIABLE FOR THE FULL AMOUNT OF THE OBLIGATIONS AND ALL OF THE OBLIGATIONS UNDER OTHER LOAN DOCUMENTS.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Loan Agreement. Guarantor’s address for notice is set forth below its signature hereto.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Definitions. (a) For the purposes of this Guaranty:

“Adjusted EBITDA” means, for a given testing period, EBITDA (as defined in the Revolver Credit Agreement) less the Capital Expenditure Reserve (as defined in the Revolver Credit Agreement), to be adjusted to reflect rental revenue and applicable operating expenses related to assets acquired during the calendar quarter reported as if such assets had been owned as of the first day of such quarter.

“Equity Percentage” means the aggregate ownership percentage of Revolver Borrower in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) Revolver Borrower’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) Revolver Borrower’s economic ownership interest in the Unconsolidated Affiliate, reflecting Revolver Borrower’s share of income and expenses of the Unconsolidated Affiliate.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum of the Guarantor’s Adjusted EBITDA and the Revolver Borrower’s Adjusted EBITDA for the immediately preceding calendar quarter; to (b) all of the principal due and payable (excluding principal due at maturity) and principal paid on the Guarantor’s Indebtedness and on the Revolver Borrower’s Indebtedness (including scheduled payments on Capital Lease Obligations), plus all of the Guarantor’s and the Revolver Borrower’s Interest Expense (as defined in the Revolver Credit Agreement), plus the aggregate of all cash dividends payable on the preferred stock of the Guarantor or any of its Subsidiaries, in each case for the period used to calculate Adjusted EBITDA, all of the foregoing calculated without duplication.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations contingent or otherwise, of such Person with respect to any Hedging Agreements (calculated on a mark-to-market basis as of the reporting date), and (l) payments received in consideration of sale of an ownership interest in Revolver Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Indebtedness for the Revolver Borrower’s Unconsolidated Affiliates.

“Interest Coverage Ratio” shall mean the ratio of (a) the sum of the Guarantor’s Adjusted EBITDA and the Revolver Borrower’s Adjusted EBITDA for the immediately preceding calendar quarter to (b) all Interest Expense (as defined in the Revolver Credit Agreement) of the Revolver Borrower and the Guarantor for such period calculated as if the related Indebtedness was in place as of the beginning of such period.

“Liquidity” means the sum of unencumbered cash and cash equivalents plus unrestricted available borrowing capacity under the Revolving Credit Agreement.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code or any other applicable bankruptcy laws; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Revolver Borrower” means collectively, The GC Net Lease REIT Operating Partnership, L.P., a Delaware limited partnership, Will Partners REIT, LLC, a Delaware limited liability company, The GC Net Lease (Sylmar) Investors, LLC, a Delaware limited liability company, Renfro Properties LLC, a California limited liability company, The GC Net Lease (Loveland) Investors, LLC, a Delaware limited liability company, and any other Person who from time to time becomes a “Borrower” as required by Section 5.12 of the Revolver Credit Agreement.

“Revolver Credit Agreement” means that certain Amended and Restated Credit Agreement dated November 18, 2011 among the Revolver Borrower, the lenders party thereto (the “Revolver Lenders”), KeyBank, National Association, as administrative agent for such Revolver Lenders and Bank of America, N.A., as syndication agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of March 16, 2012 and that certain Second Amendment to Amended and Restated Credit Agreement dated October 2, 2012. References in this Guaranty to terms as defined in the Revolver Credit Agreement shall mean and refer to such terms as defined in the Revolver Credit Agreement without taking into account any subsequent amendments, modifications or other revisions to the terms of the Revolver Credit Agreement made after the date hereof.

“Tangible Net Worth” shall mean total assets (without deduction for accumulated depreciation) less (1) all intangible assets and (2) all liabilities (including contingent and indirect liabilities), all determined in accordance with GAAP. The term “intangibles” shall include, without limitation, (i) deferred charges such as straight-line rents and other non-cash items, and (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles. The term “liabilities” shall include, without limitation, (i) Indebtedness secured by Liens on Property of the Person with respect to which Tangible Net Worth is being computed whether or not such

Person is liable for the payment thereof, (ii) deferred liabilities, and (iii) Capital Lease Obligations. Tangible Net Worth shall be calculated on a consolidated basis in accordance with GAAP other than as provided herein.

“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of Revolver Borrower’s and its Subsidiaries’ Real Property (as defined in the Revolver Credit Agreement), plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits of the Revolver Borrower and its Subsidiaries. For any non-wholly owned properties, Total Asset Value shall be adjusted for Revolver Borrower’s and Subsidiaries’ pro rata ownership percentage.

“Total Leverage Ratio” shall mean the ratio (expressed as a percentage) of (a) the Revolver Borrower’s Indebtedness plus the Guarantor’s Indebtedness to (b) Total Asset Value.

“Value” means the sum of the following:

(a) for Real Property (as defined in the Revolver Credit Agreement) that is not in the Pool (as defined in the Revolver Credit Agreement), the acquisition cost of such Real Property (as defined in the Revolver Credit Agreement); plus

(b) for Real Property(as defined in the Revolver Credit Agreement) that is in the Pool (as defined in the Revolver Credit Agreement), the aggregate Pool Value (as defined in the Revolver Credit Agreement).

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Bridge Credit Agreement.

Section 29. Termination. Upon the indefeasible payment in full of the all the obligations of Borrower under the Bridge Credit Agreement, Administrative Agent agrees to provide to Guarantor a written release indicating that Guarantor has been relieved and released from all Obligations hereunder and that this Guaranty has terminated and is of no further force and effect.

Section 30. Distributions. The Guarantor hereby covenants and agrees that (a) it is the indirect owner of a portion of the interest in certain properties which are not subject to a lien in connection with the KeyBank Senior Credit Agreement (the “Non-Revolving Properties”), and (b) for so long as the Loans remain outstanding any and all cash flow and other cash distributions paid to Guarantor in respect of its economic interest in the Non-Revolving Properties (the “Distributions”), whether paid as profits, cash or asset distributions, repayment of loans or capital or otherwise and including all “proceeds” as such term is defined in Section 9-102(64) of the UCC, shall, upon the occurrence of an Event of Default under the Bridge Credit Agreement, be paid and transferred over to Administrative Agent to be applied by Administrative Agent to the Obligations of Guarantor hereunder. Upon the occurrence of an Event of Default, Guarantor shall cause the direct and indirect owners of the Non-Revolving Properties to make distributions to The GC Net Lease REIT Operating Partnership, L.P. in accordance with the terms of their respective organizational documentation and will not allow profits to remain with such owners; provided, however, that Guarantor shall not be required to cause such owners to make any such distribution if an event of default exists under the loans made in connection with the Non-Revolving Properties and the distribution would violate the terms of such loan or in the case where funds are needed for bona fide property related expenses. The foregoing covenant is not intended to and shall not be deemed to create a lien on or security interest in the Distributions.

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IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

GRIFFIN CAPITAL NET LEASE REIT, INC.,
a Maryland corporation,

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Title:	Chief Financial Officer

Address for Notices:

2121 Rosecrans Avenue, Suite 3321
El Segundo, California 90245
Attention: Kevin A. Shields

With a copy to:

Griffin Capital
790 Estate Drive Deerfield, Illinois 60015 Attn: Mary Higgins

[Signature Page to Guaranty Agreement (Griffin Capital Net Lease REIT, Inc.)]